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                                                                   Exhibit 12(b)




                  CERTIFICATE OF HOLDER OF BENEFICIAL INTERESTS

                  Merrill Lynch Mid Cap Growth Fund, Inc., a holder of beneficial interests in the amount of $100,000, of Master Mid Cap Growth Trust (the "Trust"), does hereby confirm to the Trust its representations that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                   Merrill Lynch Mid Cap Growth Fund, Inc.


                                   By: /s/ Donald C. Burke
                                       --------------------------------
                                       Name:  Donald C. Burke
                                       Title: Vice President and Treasurer


Dated: September 13, 2000